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                                                                     EXHIBIT 1.2

                               September   , 1994

Joseph Littlejohn & Levy Fund, L.P.
126 E. 56th Street
New York, NY 10022

Joseph Littlejohn & Levy Fund II, L.P.
126 E. 56th Street
New York, NY 10022

       Re:  Doskocil Rights Offering --
            Agreement to Exercise Rights

Dear Ladies and Gentlemen:

    This letter confirms our agreement with respect to the intention of Doskocil Companies Incorporated (the "Company") to raise additional equity capital through a rights offering (the "Rights Offering") pursuant to which the Company will distribute as a dividend transferable rights (the "Rights") to purchase shares of its common stock, par value $.01 per share (the "Common Stock"), to the holders of record of Common Stock. Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Johnson Rice & Company L.L.C. will act as the dealer managers in the Rights Offering.

    As a stockholder of the Company, Joseph Littlejohn & Levy Fund, L.P. ("JLL Fund I") will receive as a dividend distribution its pro rata share of Rights issued in the Rights Offering (the "JLL Rights"), which it will, in turn, sell to Joseph Littlejohn & Levy Fund II, L.P. ("JLL Fund II").

    Pursuant to the terms of the Rights Offering, holders of Rights who fully exercise all Rights issued to them by the Company also will be eligible to subscribe for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights, subject to reduction by the Company and subject further to proration (the "Oversubscription Privilege").

    JLL Fund II hereby agrees that it will exercise all of the JLL Rights and further agrees that it will exercise its Oversubscription Privilege to the extent necessary to assure that JLL Fund II has subscribed for shares of Common Stock having an aggregate exercise price of $30 million. JLL Fund II recognizes that its purchase of Common Stock upon exercise of Rights is subject to reduction by the Company for the purpose of avoiding the loss of certain federal income tax benefits to the Company.

    JLL Fund II further agrees that there will be no fee paid to JLL Fund II by the Company in connection with the exercise of the JLL Rights.

    The Company agrees to indemnify JLL Fund I and JLL Fund II and each person who is a general or limited partner of JLL Fund I or JLL Fund II or who controls JLL Fund I or JLL Fund II within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act of 1934 (JLL Fund I and JLL Fund II and each such person being an "Indemnified Person") from and against any and all losses, claims, damages and liabilities, joint or several, to which JLL Fund I or JLL Fund II may become subject under any applicable federal or state law or otherwise, and related to or arising out of any untrue statement or alleged untrue statement of any material fact contained in a registration statement covering the Rights and Common Stock underlying such Rights, in the prospectus contained therein, in an amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; and the Company will reimburse any Indemnified Person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Person is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under
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the  foregoing indemnification  provision to  the extent  that any  loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from JLL Fund I's or JLL Fund II's willful misconduct, bad faith or gross negligence. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its officers, directors or creditors related to or arising out of any untrue statement or alleged untrue statement of any material fact contained in a registration statement covering the Rights and Common Stock underlying such Rights, in the prospectus contained therein, or in an amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, except to the extent that any loss, claim damage or liability is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from the JLL Fund I's or JLL Fund II's willful misconduct, bad faith or gross negligence.

    Promptly after receipt by an Indemnified Person of written notice of any claim or commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Person will notify the Company in writing of such claim or of the commencement of such action or proceeding; but failure so to notify the Company will not relieve the Company from any liability which it may have to such Indemnified Person under this letter agreement except to the extent that the Company is materially prejudiced by such failure, and will not relieve the Company from any other liability that it may have to such Indemnified Person. If the Company so elects or is requested by an Indemnified Person, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the Company fails to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel; PROVIDED, HOWEVER, that the Company will not be required to pay the fees and expenses of more than one separate counsel (in addition to any local counsel) for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense.

    The Company agrees that, without such Indemnified Person's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not JLL Fund I or JLL Fund II or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding.

    If for any reason (other than the willful misconduct, bad faith or gross negligence of an Indemnified Person) the foregoing indemnity is unavailable to the Indemnified Person to hold such Indemnified Person harmless from any such liability, then the Company shall contribute to the amount paid or payable by the Indemnified Person as a result of any such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received from the proposed transaction by the Company on the one hand and JLL Fund I and JLL Fund II on the other but also the relative fault of the Company and JLL Fund I and JLL Fund II as well as any equitable considerations.
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    Please  indicate your agreement  with the terms set  forth herein by signing below.

                                          Very truly yours,

                                          DOSKOCIL COMPANIES INCORPORATED

                                          By: __________________________________
                                             Name:
                                             Title:

Agreed and Accepted:

JOSEPH LITTLEJOHN & LEVY
FUND, L.P.

By: _________JLL Associates, L.P._________
   General Partner

By: ____________________________________
    Name:
    Title:

JOSEPH LITTLEJOHN & LEVY
FUND II, L.P.

By: ____________________________________
    General Partner

By: ____________________________________
    Name:
    Title: